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                                                                   Exhibit 23.02

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Elantec Semiconductor, Inc. 1983 Stock Option Plan, Elantec Semiconductor, Inc. 1994 Equity Incentive Plan, Elantec Semiconductor, Inc. 1995 Employee Stock Purchase Plan, Elantec Semiconductor, Inc. 1995 Equity Incentive Plan, and the Elantec Semiconductor, Inc. 2001 Equity Incentive Plan, of our report dated January 22, 2002, with respect to the consolidated financial statements and schedule of Intersil Corporation included in its Annual Report (Form 10-K) for the year ended December 28, 2001, filed with the Securities and Exchange Commission.

                                                     /s/ Ernst & Young LLP

Jacksonville, Florida
May 13, 2002